Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

October 27, 2008

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 33% INCREASE IN PRE-TAX INCOME

AND EARNINGS PER SHARE OF $.17

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced its results for the quarter ended September 30, 2008.

Revenue for the third quarter of 2008 was $12,161,000, an increase of $1,532,000, or 14%, over third quarter 2007 revenue of $10,629,000. Pre-tax income (income before income taxes) was $2,310,000, an increase of $571,000, or 33%, over third quarter 2007 pre-tax income of $1,739,000.

Diluted earnings per share was $.17 in the third quarter of 2008 at an effective income tax rate of 36% compared to $.19 in the third quarter of 2007 at an effective income tax rate of 5%. For comparative purposes, if third quarter 2007 pre-tax results had been taxed at the same effective rate as that used in the third quarter of 2008, earnings per share for the third quarter of 2007 would have been $.13.

“We continue to execute well in all areas of our business,” stated Larry Gerdes, President and Chief Executive Officer. “This was confirmed recently when we were ranked #19 by Forbes among their 200 best small companies in America.”

“Customer satisfaction remains our top priority,” stated Sue McGrogan, Chief Operating Officer. “We have maintained a 98% customer retention rate through the first three quarters of 2008. Our employees continue to work hard to ensure that we deliver high quality documents within our turnaround time commitments and that we resolve any issues that occur quickly and decisively. Our customers know how much we care and it shows in our retention rates.”

“We had another successful quarter on the sales front, added Leo Cooper, Executive Vice President of Sales and Marketing. “We gained eight new customers in the third quarter, which we estimate will generate revenue of $2.5 to $3.1 million per year when fully implemented in 2009. This brings our total new sales for the year to an estimated $7.5 to $9.3 million of annual revenue once fully implemented. This exceeds new sales for the entire year in 2007. We generated about $0.9 million of revenue from our 2008 new sales during the third quarter, or $3.6 million on an annualized basis, and expect to implement and generate revenue from the remaining $3.9 to $5.7 million in sold business over the next several quarters. It is our goal to deliver 20% annual revenue growth once our sales team, which is still fairly new, is fully up and running.”

Gross profit increased $937,000, or 26%, to $4,518,000 in the third quarter of 2008 from $3,581,000 in the third quarter of 2007. As a percentage of revenue, gross profit increased to 37% in the third quarter of 2008 from 34% in the third quarter of 2007.

Operating expenses, consisting of sales and marketing, research and development, general and administrative, and depreciation and amortization expenses, increased $417,000, or 23%, to $2,221,000, or 18% of revenue, compared to $1,804,000, or 17% of revenue, in the third quarter of 2007. Over half of this increase is related to the expansion of the sales organization ahead of the revenue generated from increased sales.

Operating income increased 29% to $2,297,000, or 19% of revenue, in the third quarter of 2008, compared to $1,777,000, or 17% of revenue, in the third quarter of 2007. EBITDA1 was $2,505,000, or 21% of revenue in the third quarter of 2008, compared to $1,979,000 or 19% of revenue, in the third quarter of 2007.

“We continued to make progress on our two primary profit improvement strategies,” stated Lance Cornell, Chief Financial Officer. “First, we increased the percentage of our volume that was edited using speech recognition technology to approximately 32% of our total third quarter volume. This compares to 24% in the same period last year. Our goal is to increase this percentage to at least 40% over the next two years, depending on the mix of work on our BeyondTXT platform versus other platforms. Second, we increased the percentage of work performed by our offshore partners to approximately 20% of total third quarter volume. This compares to 15% in the same period last year. We were particularly pleased to see our EBITDA1 improve to 21% of revenue due to leverage of our fixed costs and the continued success of our speech recognition and offshore strategies.”

Since the Company has significant net operating loss carryforwards, income tax expense is largely a non-cash expense until the net operating loss carryforwards are utilized, which is not expected to occur until some time after 2008.

Net income was $1,484,000 in the third quarter of 2008 at an effective tax rate of 36% compared to $1,656,000 in the third quarter of 2007 at an effective tax rate of 5%.

For the nine months ended September 30, 2008 revenue increased 14% to $35,863,000 and pre-tax income increased 50% to $6,661,000. Diluted earnings per share for the nine months ended September 30, 2008 was $.49 at an effective tax rate of 36% compared to $.50 at an effective tax rate of 2% for the nine months ended September 30, 2007. For comparative purposes, if pre-tax results had been taxed at the same effective rate as that used in the same period in 2008, earnings per share for the nine months ended September 30, 2007 would have been $.33.

As of September 30, 2008, the Company had $10,101,000 of cash and cash equivalents on hand and $820,000 in debt outstanding, $651,000 of which carries a 0% interest rate.

“We are fortunate to serve the recession-resistant healthcare market, concluded Mr. Gerdes. “The ailing economy has to date had little, if any, impact on the demand for medical transcription services or the ability of our customers to pay for such services. In uncertain times, we are pleased to have a healthy balance sheet and to be growing and increasingly profitable. We have the ability to fund growth, including smaller acquisitions, using our cash on hand and operating cash flow. I believe we are taking the right steps to distinguish ourselves from our competitors. I want to thank our employees for delivering strong results again this quarter. I am confident that our team will remain focused on delivering excellent service, which has been and will continue to be the foundation for our future growth.”

[1]	EBITDA, which is earnings before interest, taxes, depreciation and amortization, is a non-GAAP measure of financial performance which management believes is useful to investors. EBITDA of $2,505,000 for the third quarter of 2008 was calculated by taking operating income of $2,297,000 and adding back $208,000 of depreciation and amortization expense. EBITDA of $1,979,000 for the third quarter of 2007 was calculated by taking operating income of $1,777,000 and adding back $202,000 of depreciation and amortization expense.

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on October 27, 2008 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 65479670 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 65479670 from two hours after the completion time of the conference call until midnight on November 3, 2008.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	September 30, 2008 (unaudited)	December 31, 2007 (as restated)
ASSETS
Current assets:
Cash and cash equivalents	$10,101,000	$4,996,000
Accounts receivable, net of allowance for doubtful accounts of $124,000 and $85,000 at September 30, 2008 and December 31, 2007, respectively	5,329,000	5,092,000
Deferred income tax, net	1,169,000	2,704,000
Prepaid expenses and other current assets	294,000	289,000

Total current assets	16,893,000	13,081,000
Property and equipment:
Computer equipment	3,804,000	3,507,000
Software	2,667,000	3,222,000
Furniture and fixtures	487,000	399,000

Total property and equipment	6,958,000	7,128,000
Accumulated depreciation and amortization	(5,344,000)	(5,738,000)

Property and equipment, net	1,614,000	1,390,000
Intangible assets:
Goodwill	4,727,000	4,701,000
Other intangible assets	795,000	795,000

Total intangible assets	5,522,000	5,496,000
Accumulated amortization	(490,000)	(371,000)

Intangible assets, net	5,032,000	5,125,000
Deferred income tax, net	326,000	866,000
Other assets	222,000	287,000

Total assets	$24,087,000	$20,749,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$873,000	$625,000
Accrued compensation and benefits	1,447,000	1,449,000
Promissory notes payable to related parties	—	1,167,000
Promissory notes payable	110,000	165,000
Other accrued liabilities	714,000	856,000

Total current liabilities	3,144,000	4,262,000
Long term liabilities:
Revolving promissory note	4,000	4,000
Promissory notes payable	706,000	839,000
Other liabilities	—	10,000

Total long term liabilities	710,000	853,000
Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at September 30, 2008 and December 31, 2007	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at September 30, 2008 and December 31, 2007; 8,448,000 and 8,435,000 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	423,000	422,000
Additional paid-in capital	30,311,000	29,992,000
Retained deficit	(10,501,000)	(14,780,000)

Total stockholders’ equity	20,233,000	15,634,000

Total liabilities and stockholders’ equity	$24,087,000	$20,749,000

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and rounded to the nearest thousand)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue	$12,161,000	$10,629,000	$35,863,000	$31,570,000
Direct costs	7,643,000	7,048,000	22,788,000	21,588,000

Gross profit	4,518,000	3,581,000	13,075,000	9,982,000
Operating expenses:
Sales and marketing	309,000	87,000	798,000	383,000
Research and development	230,000	151,000	763,000	474,000
General and administrative	1,474,000	1,364,000	4,245,000	3,857,000
Depreciation and amortization	208,000	202,000	605,000	608,000

Total operating expenses	2,221,000	1,804,000	6,411,000	5,322,000

Operating income	2,297,000	1,777,000	6,664,000	4,660,000
Interest (income) expense, net	(13,000)	38,000	3,000	228,000

Income before income taxes	2,310,000	1,739,000	6,661,000	4,432,000
Income taxes	826,000	83,000	2,382,000	106,000

Net income	$1,484,000	$1,656,000	$4,279,000	$4,326,000

Basic earnings per share:
Net earnings per share	$0.18	$0.20	$0.51	$0.53

Weighted average shares outstanding	8,448,000	8,370,000	8,448,000	8,210,000

Diluted earnings per share:
Net earnings per share	$0.17	$0.19	$0.49	$0.50

Weighted average shares outstanding	8,835,000	8,887,000	8,822,000	8,723,000